Exhibit 99.1

On October 24, 2017, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the third quarter and first nine months of 2017.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Peter Stabler Wells Fargo Securities Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2017 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the third quarter and first nine months of 2017. I’ll start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies and the tone of business, to be followed by our Q&A.

Our organic growth in the third quarter was 50 basis points, and was 1.5% excluding the impact of lower pass-through revenues. For the first nine months of the year, organic revenue growth was 1.1%, and was 1.6% excluding the impact of lower pass-throughs. As a reminder, our pass-through revenues are offset dollar-for-dollar in expenses. As a result, increases and decreases in pass-through revenues do not change our operating profit.
Operating profit in the quarter grew to $219 million, up 5.3%, which reflects strong Q3 operating margin expansion of 70 basis points to 11.5%. Third-quarter diluted earnings per share was $0.37, and was $0.31 as adjusted for below-the-line items.
We continued to see positive growth momentum in the quarter from a number of key disciplines and agencies, notably our media operations, where we had continued strong growth in both the U.S. and our international markets, from existing clients as well as new business wins. Our creatively driven advertising businesses had solid U.S. growth, in both our larger networks and our domestic independents. This performance, combined with strong new-business trends, lead us to conclude the revenue slowdown we are experiencing is not secular.

In terms of our agencies, we were led in Q3 by increases at Mediabrands, as well as FCB, Deutsch, and Hill Holliday. Among client sectors, healthcare continued its strong trend in Q3, and we also continued to see notable growth in the auto & transportation and government sectors.
These increases, however, were largely offset in the quarter by continued softness in the client sectors we had called out earlier this year. Consistent with our second quarter, we saw significant reductions in client spend in the CPG sector, and continued weakness in tech & telecom, and in financial services, due largely to cycling through prior-year client losses.
On our second quarter conference call, we called attention to the issue we had begun to see in the project-driven part of the business. During the third quarter, several of our largest clients continued to defer or cancel project spending, which particularly weighed on the growth of our digital and marketing services disciplines.
This was true even as some projects that had been pushed back in the earlier part of the year came onstream during the third quarter. The net of this, however, was a negative to some units that have been among our higher-growth disciplines in recent years.
These same agencies and disciplines generated strong new business wins in the quarter, which should translate to growth as we look forward. On the project front, R/GA won significant new digital assignments during Q3, as did Weber Shandwick in public relations. The pipeline for project assignments remains active, and we know that our offerings are highly competitive.
Another question that we are being asked relates to the fundamentals of our business model and has to do with new entrants into the sector. Despite a great deal of press coverage announcing that consultants are making inroads into our business, we do not see them in any material way in new business, and when we do, we’ve been faring quite well on those opportunities. A notable example was the recent McDonald’s U.S. digital pitch won by Huge against a range of agency and consultant competitors.
Turning to our regional performance, third-quarter U.S. organic growth was 1.3%, and importantly was 2.0% excluding the impact of lower pass-through revenues. In light of the current macro industry environment, that’s an encouraging data point. We see it as an indicator that the business is fundamentally sound in our largest geographic market.
Organic growth of our international markets decreased 70 basis points, compared to a very strong 8% a year ago. Excluding the impact of lower pass-through revenues, international organic revenue was up 70 basis points. We had organic increases in the U.K., Continental Europe and our Other Markets group, while AsiaPac and LatAm decreased.
During Q3 we used $101 million to repurchase 4.7 million shares. Over the trailing 12 months, we utilized approximately $326 million for share repurchases. As of quarter end, we have $240 million remaining on our share repurchase authorization.
Since instituting our return-of-capital programs in 2011, we have returned $3.5 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 29%.
Turning to our outlook, we continue to be confident of our Company’s long-term position in the marketplace. Our talent and our agency brands are strong, and highly competitive. That said, slower growth through nine months, combined with a challenging comp in Q4, require us to adjust our view for the short term.

Our revised financial targets for the full year are for significant margin expansion of 40 basis points compared to a year ago, with one to two percent organic growth for the full year. We will, of course, strive to do better, but we feel these are appropriate goals as we head into the always-important fourth quarter.
Following our industry-leading growth of the last several years, we have focused on executing an effective program to bring expenses fully into line with this year’s revenue reality, so as to drive margin.
In those areas of the business where our growth has slowed, the levers are headcount, temporary labor and short-term discretionary expenses, such as travel. As reflected in the quarter, we also have in place a pay-for-performance incentive model, in which revenue growth against the target set at the beginning of the year is one of the principal performance metrics in addition to margin expansion.
Looking a bit further ahead, as clients return to a growth agenda, which is their only path to sustained valued creation, we expect to see improvement in our organic revenue performance.
Our pipeline of new business opportunities remains strong overall. In addition to pitching and winning new business, we are aggressively cross-selling services, and continuing to deliver on the open-architecture, integrated opportunities that have historically been a significant contributor to our growth.
At this stage, I’ll turn things over to Frank for additional detail on our results and join you after his remarks for an update on key trends in the business, and on our operating units, to be followed by our Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning.

As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of results, a number of which Michael touched upon:

•	Organic growth was 50 basis points in the quarter, and was 1.1% for the first nine months.

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While our top-line slowdown puts pressure on overall profitability, we nonetheless drove higher Q3 margin and operating profit. Operating profit was $219 million, compared to $208 million, an increase of 5.3%, with operating margin of 11.5%, an increase of 70 basis points.

•	For the first nine months, operating profit was $455 million, which is flat with a year ago, and our margin was also equal to the nine months of 2016.

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Third-quarter diluted EPS was $0.37, and was $0.31 as adjusted for (1) the disposition expense of small non-strategic agencies, and (2) a sizeable benefit for tax credits in the quarter. That is comparable to $0.32 reported and $0.31 as adjusted a year ago.

•	For the nine months, the adjusted comparison is $0.63 this year, compared with $0.66 a year ago, due to a higher adjusted tax rate so far this year.

•	Q3 average fully diluted shares decreased 2.6% from last year due to our share repurchase program.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.

Slide 4 has more detail on our revenue growth. Revenue was $1.90 billion in the quarter, a decrease of 1.0% compared to Q3-16:

•	The impact of the change in currency exchange rates was positive 40 basis points.

•	The impact of net dispositions was negative 1.9%.

•	The resulting organic revenue increase was 50 basis points.

Again, organic growth was a full point higher, 1.5%, when excluding the $19 million decrease in our pass-through revenues, which occurred mainly in our events business in the U.K. and in the U.S.
To remind you, pass-throughs are mainly in our events businesses. They are recorded when we use third parties to support the delivery of services and when we are the principal on the third-party contract as opposed to an agent. We pay the third party, that’s our expense, and we collect from our client, that’s our revenue.
Events is a business of big discrete projects, and, as we have said many times, it can add some volatility to our organic growth. This is especially true when our revenue is divided into annual quarters and regions.
We tell you about it when they make a material difference to this critical metric, either up or down. We called it out a year ago in Q3-16 when pass-throughs added 90 basis points to growth at that time.
Just to reiterate, all of this has nothing to do with our media business. We run a pure agency media model, with no owned media inventory.
As you can see on the bottom half of this slide:

•	The organic increase in the quarter was 2.0% at our Integrated Agency Networks. This was led by notably strong performance at Mediabrands and FCB.

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At our CMG segment, the organic change was a negative 5.0% in Q3. Excluding the impact of lower pass-through revenue, the change was not as steep at negative 1.7%, but still reflects the challenge we’ve seen this year in our project-based businesses.

Moving on to slide 5, revenue by region:

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In the U.S., Q3 organic growth was 1.3% , and was 2.0% excluding the impact of lower pass-through revenue. We had very good performance from Mediabrands, as well as FCB, Deutsch, Hill Holliday and Octagon.

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In the U.K., organic growth was 3.0%, and, again, growth was significantly stronger, 8.1%, excluding lower pass-through revenue due to a one-time event a year ago that did not repeat. We had solid growth across most major disciplines, led by McCann and Mediabrands.

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In Continental Europe, our organic revenue change was 40 basis points, on top of 8.3% growth in Q3-16. We continued to see mixed performance in our largest markets, with growth in Germany and Italy, and decreases in France and Spain.

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In Asia Pacific, our organic decrease in Q3 was 2.1%. Among our largest markets, solid growth in Australia, where R/GA continued to be a standout, was more than offset by decreases in China, India and Japan.

•	In LatAm, our Q3 organic decrease was 9.9%, against 18% growth a year ago, which included the ’16 Olympics. The decrease was due to macro weakness in Brazil, the region’s largest market. We continued to see very strong growth in Mexico, Argentina, Chile and Colombia.

•	In our Other Markets group, organic growth was 3.4%, which was due to growth in Canada and South Africa.

Moving on to slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 2.3%.
On slide 7, we turn to operating expenses.

•	In the quarter, our total operating expenses decreased by 1.8% from a year ago, under our reported revenue decrease of 1.0%.

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Our ratio of total salaries & related expenses to revenue was 64.5%. Compared to a year ago, we de-levered on our expense for base payroll, benefits and tax, due to decelerating revenue growth, and also due to the decrease in pass-through revenues, which are offset in our O&G expense. Going the other way, however, we had strong leverage on our expense for incentives.

•	Total headcount at quarter-end was approximately 50,400, which is flat from a year ago.

•	In our office & general expenses, our ratio of total O&G to revenue was 24.0%, an improvement of 130 basis points from a year ago, the result of lower pass-through expenses.

Slide 8 depicts our operating margin history on a trailing-12-month basis. The most recent data point is 12.1%.
Slide 9 is provided for the clarity of our year-over-year earnings per share comparison:

•	This is the adjustment from diluted earnings per share of $0.37 as reported in the quarter to $0.31 per share as adjusted.

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As you can see, our pre-tax results include a below-the-line loss of $8.7 million, related to the sale of small, non-strategic agencies. We had a small tax benefit against the loss, which is shown here. The net impact was a loss of $0.02 per diluted share. Moving to the right side on this slide, our tax provision reflects the benefit of significant federal tax credits in the quarter, $31 million, or $0.08 per share.

•	For the nine months we are adjusting similarly, from $0.66 as reported to an adjusted $0.63 per share.

Slide 10 is our cash flow for the nine months.

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Cash used in operations was $139 million, compared with $27 million a year ago. You’ll recall that our cash flow is highly seasonal. We typically use cash in operations over the first nine months of the year, followed by a sizeable cash inflow in our fourth quarter. While our working capital results can be volatile from year to year, note that, before working capital changes, cash from operations generated $474 million this year compared with a similar level, $465 million, last year.

•	Investing activities used $141 million over the first nine months, mainly in cap-ex.

•	Our financing activities used $113 million, chiefly for share repurchases of common stock and our dividend, partially offset by an increase in our short-term borrowings.

•	Our net decrease in cash for the period was $392 million, compared with $611 million a year ago.

Moving on to slide 11, the current portion of our balance sheet, we ended the third quarter with $705 million in cash, compared with $892 million a year ago. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year end.

Under our current liabilities, the current portion of long-term debt is our $300 million 2.25% Notes maturing next month. We continue to be opportunistic and will use either commercial paper or tap the capital markets to refinance that maturity.
On slide 12, you will see a $400 million increase year-to-year in our short-term debt. This increase is primarily attributable to funding our seasonal working capital needs, and we expect that our debt levels at year end will in line with 2016.
In summary, on slide 13, we are confident that the quality of our talent, along with our focused investment and cost disciplines, mean that we are well-positioned for continued value creation, and our balance sheet remains an important source of strength.
With that, let me turn it back over to Michael.
Mr. Roth:
Thank you, Frank.

Our results in the quarter reflect the broader trends that we’re seeing across the industry.

As mentioned in my earlier remarks, there are a number of discrete items that are negatively impacting our performance. Last quarter, we called out the impact of macro uncertainty and political gridlock, both domestic and international. These continue to contribute to client caution. Like our peers, we also have some clients who are having to adapt to disruptive technologies and business models, and others who are responding to the wave of activist shareholders and private equity. The first line of defense in such situations is always to address costs. But the focus will ultimately have to return to growing the top line, which is where our capabilities and expertise add significant value.
Our people remain among the best in their respective disciplines. We have some of the industry’s most-respected agency brands, whether in media, advertising, public relations, healthcare, experiential, sports or other marketing services. And, as you know, we long ago embedded digital expertise into every one of our agencies, which is what has made our offerings so relevant and successful in recent years.
We are also proud of our longstanding commitment to promoting diversity and individuality. That’s always been front-and-center for us. In an idea-driven business, it will remain absolutely vital to our success going forward. We can all see in the news these days the degree to which getting the culture right, and respecting diversity and inclusivity, are areas in which many creative companies still have a very long way to go.
In gauging the tone of business for the balance of the year, it’s fair to say that although performance with our existing client base has been negatively impacted due to the factors I just enumerated, we do continue to see a strong flow of new business opportunities.
In terms of margin, the quarter demonstrated that we have the discipline and the tools to enhance profitability, even in a challenged topline environment. We’ve proven this in the past, and we enter the fourth quarter fully focused on protecting and enhancing margin.
Highlights in the quarter were led by Mediabrands, which once again posted a very strong quarter. UM won the highly competitive Spotify account, a very progressive marketer that will allow us to do some exciting digital and data-driven work globally. Initiative’s new positioning, which like UM draws heavily on our very strong assets and capabilities in data, and combines them with deep cultural insights, resulted in the global win of the Carlsberg business. As I’ve mentioned previously, the range of digital capabilities at Mediabrands, notably Cadreon and

Reprise, are best-in-class. And, with new-business activity in the media space continuing at a high level, we always want to call attention to our commitment to transparency and the fact that we don’t take inventory positions in media, practices which fully align our interests with those of our clients.
McCann’s performance in New York and a number of international markets was also strong. The agency put in place new leaders in China, where it has strong operations across all of its disciplines. New regional leadership was also named in North America, and senior women executives were elevated to lead strategic planning globally for Worldgroup and to the presidency of McCann New York. New-business highlights included HomeGoods in New York and Bombardier in Canada.
FCB had a solid quarter, with a range of wins across the world, including Uber in Brazil, BMW in Canada, GSK and Tata Docomo in India, and Huawei in the U.K. In Chicago, the acquisition of global design agency Chute Gerdeman is a strong addition to FCB/RED, the agency’s outstanding retail-marketing division. FCB Health also continued to win business and awards, reflecting its standing as an industry leader in healthcare marketing.
MullenLowe concluded the salt and 101 acquisitions, which rounds out the agency’s hyper-bundled offering in the important U.K. market, where it recently added the National Trust and Eurosport digital accounts. The agency’s Mediahub unit is performing well, and won Staples and PODS during the quarter. In addition, the review that was among the industry’s most competitive, with over 100 agencies participating, was Whole Foods, in which MullenLowe was announced as the creative agency of record earlier this month.
As mentioned in my opening remarks, the current environment is taking its greatest toll on CPG clients and project-based businesses, especially those in marketing services, and, to a lesser extent, on digital specialist agencies.
Here, we have some of the industry’s most recognized and awarded agencies, like R/GA, Weber Shandwick, Huge and Golin. We know that our offerings in these areas are exceptional. R/GA consistently sets the vision and the standard for digital marketing, and there are few agencies that can deliver in the UX and e-commerce space like Huge. Weber Shandwick is the most-awarded PR firm over the past five years, and Golin has created new ways of working that are at the forefront of client-centric models.
Despite their proven excellence, however, the current environment has led to attrition in projects at these businesses and others like them. We are encouraged that our digital and PR agencies posted wins in the third quarter, and the fourth quarter is traditionally one in which a great deal of project spending takes place. But, due to client caution, we have yet to see a return to normal activity, so we are monitoring this space closely.
There is little doubt that the evolution of marketing is impacting the kinds of capabilities, and service solutions, that are required of us by our clients. Consumers have more power than ever before to dictate how and when they will engage with brands and their messages. The explosion of media channels and marketing technology adds another dimension of complexity. And accountability is more important than ever. In both regards, we are well-positioned, and we are constantly developing our service offerings.
First and foremost, there is our open-architecture approach, which is totally customizable and client-centric. We assess the marketing challenge, then determine and bring to bear the best resources from across the portfolio. That can mean CRM and analytics skills to plot the consumer journey. Or insights tools to understand their mindset and craft the most effective creative execution. It can also mean our media expertise, to segment and identify the right audiences, as well as target the delivery of the right messages at the right times. Or our experiential teams that activate the campaign on the ground, and specialty players in healthcare if the key audiences or influencers are in the medical or pharma space.
The list goes on, but the point is that we have a uniquely broad range of talent and knowhow. When we bring it together in a seamless fashion, with a focus that’s entirely on the needs of our clients and their consumers, it’s a difficult offering to match, or to beat.
As you’ve heard in recent calls, we are also investing behind a scaled data stack that builds on our strong capabilities at Mediabrands and will inform the full range of marketing disciplines all across Interpublic, from strategic planning on the creative side of the business through the delivery of highly targeted and relevant messages across all media channels. The ultimate goal is to shed light on the value that we deliver, and perhaps open the door to new opportunities in terms of pay for performance.
Despite the current revenue environment and the need to manage costs and deliver margin enhancement, our investments in open architecture and data are key strategic priorities, to which we will remain committed.
Going forward, our targets for the full year are to improve profitability relative to 2016 levels by 40 basis points, with one to two percent organic revenue growth. Combined with the strength of our balance sheet and our proven commitment to capital returns, this will allow us to enhance shareholder value.
As always, we thank you for your time and support. And with that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question is from Alexia Quadrani of J.P. Morgan. Ma’am, you may begin.

Alexia S. Quadrani, J.P. Morgan:
Thank you very much, and, Michael, thank you for all the data you provided about the weakness we’ve seen in the quarter. I’d just like to push a bit more on that point. If you look at the weakness- I think you highlighted the change in the digital, maybe in the marketing services - is it really isolated to maybe the consumer packaged goods sector where you’re seeing a bit more of a pullback, or is it broader-based across many verticals? And if you look at the growth you’re seeing today versus maybe a year ago, where you enjoyed stronger growth, anything else, any other delta you’re seeing? Any other change you’re seeing that we might want to be aware of?

Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a fair question. Obviously, look, we’re not happy with the results. But, we spent a lot of time analyzing what’s going on with respect to our specific clients.

The reason why I don’t think it’s secular, first, let’s look at the areas that you raised, consumer goods. Obviously, our entire industry is seeing some pullbacks there. And, as I indicated, the threats in the consumer goods in terms of profit margins for our clients are real. But I think the clients have recognized, and have stated, that their object here is to consolidate agencies and be more efficient. And in that case, we’re very well-positioned with respect to our clients in the consumer goods side. And we believe we will end up on the plus side of that consolidation with respect to our major clients. And again, consumer goods is about 8% of our sectors. But, that said, they’re big clients, and they present good opportunities for us in the future. What’s interesting on the consumer-goods side - frankly, we saw a positive in the U.S. on consumer goods as a result of, particularly FCB winning a particular client. So that’s encouraging for us, although overall, consumer goods was down.
The other area, which is not too dissimilar, is parts of food & beverage. And we saw a negative impact in that. And, candidly, a good reason for the decline in the food & beverage reflects some client losses that we had in that sector. So that is weighing on us in terms of those particular sectors.
On the positive side, when you look at our strength in healthcare, healthcare is 22% of our business. Once again, we saw a very strong performance in healthcare across McCann, FCB, our key healthcare global agencies, and we’ve seen positive opportunities. I might add that we’ve also won some additional business from these clients, so healthcare continues to be a strong sector for us.
“Other” actually is a strong sector for us. It was last quarter as well, particularly government-side and some unique companies and some technology-side.
One that historically has been very strong for us was tech & telecom. And in this quarter, we saw a reduction in tech & telecom, but a good part of that is the impact of pass-throughs. Last year, we had two very big events in tech & telecom, which didn’t repeat. So that had a negative impact on tech & telecom.
And, frankly, the other reason that some of our sectors are down is, we are cycling through some large clients in the United States. Now, the good news is, we continue to be net new business slightly positive. Let’s call it equal for the full year. But we still have to cycle through a number of larger clients, particularly in the U.S., although SEAT was in Europe. That is hurting our organic growth. So I know we have new business coming onstream, which offsets the cycling through of these losses. And I don’t get to do this, but I’ll say it anyhow. Had we not had those losses, our organic growth would be on the top of the scale, in terms of organic growth.
So that’s another reason that I say, why I think the tone of the business is not reflected in the results that we’re seeing today. There’s a lot of new business activity, we see that. There aren’t a lot of big agency-of-record pitches that are out there, but certainly, on the media side, we’re seeing a number of pitches, and we’re faring well in those and hope to add some new ones - wins - to announce shortly. So I hope that gives you a sense of what’s happening out there.
Ms. Quadrani:
That’s very helpful. And just to be sure, I want to stay on the digital side, where you cited a little bit of weakness. Is that, you’re not seeing some of that business go in-house, you’re just sort of seeing a pullback in terms of -

Mr. Roth:
Well, look, there’s no question there’s a tendency to some clients to bring digital in-house. But the reality is, when we’re talking about our large projects - we said this in the last call - our digital businesses have become so embedded into the clients’ businesses, they’re very large projects. And, as we know, like any project business, when those businesses are challenged from a P&L point of view, the easiest place for them to cut on the cost side is to cut those projects. So, in particular on the digital side, these large projects - and I know you’re being kind, not asking why we didn’t do this in the second quarter - we had these projects on the shelf, and, frankly, we thought they would be coming to fruition within the third or fourth quarter. And clients have yet to be able to, or indicated that they will be pulling the trigger on those projects.

So therefore, it was appropriate for us to change our outlook, and a lot of that has to do with these large-scale projects, both in the digital side of the business and in our PR side of the business, which, as you know, are very much project-oriented. So that’s why I believe, going forward, there’s no question that the value added of these agencies are real, and clients will need to implement a lot of these projects as their environment gets competitive.
Ms. Quadrani:
Thank you. And just a quick follow-up, if I may, just about the longer-term outlook. Do you think - I believe you’re about to go into, or you will in November and December, the budgeting process, where you get a better sense of the outlook for 2018, so I’m sure it’s a bit too early to comment on what you’ll see then. But do you think there is any reason to assume the visibility will change, in the sense it will be more short-term in terms of knowing how ’18 is going to come? Or do you feel, when you go through the process, you should have a decent sense like you do every year?

Mr. Roth:
You’re always asking those questions, Alexia. They’re the right questions. It’s too soon for us to comment on ’18. Obviously, where we will focus on in our businesses is what the visibility and likelihood of the project. We can forecast agency-of-record type businesses. We know what’s in the contract, we know what the asks are, we know what the deliverables are, and, obviously, we do a bottoms-up analysis of it. And we’ll have to overlay our best guess on what happens to these projects.

And the good news is, these are not insignificant projects. They’re necessary for our clients. They’re key to the deliverables that we deliver with respect to the targeted growth of our clients. So I believe they will come onstream. The difficulty with doing this quarter-to-quarter, as I’ve always said, is clients don’t pay attention to our quarters. And we will do whatever we can to help them see the light in terms of the value of these projects. But it’s too soon for us to say how that’s going to shake out in ’18.

Ms. Quadrani:
Thank you very much.

Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from John Janedis of Jefferies. Your line’s open.

John Janedis, Jefferies:
Hi, thank you. Michael, maybe two questions. One is just on APAC. It’s been a little bit challenging this year. When you think about the region of, say, India and China, in particular, has your longer-term outlook there changed? I know you have a lot of multinational clients, but have local players shifted money to local agencies? And then, separately, it seems like a bit of an unusual year from a project perspective. We tend not to hear much about it until the fourth quarter. So I was wondering, is there any read-through from project business from, say, the prior three quarters and the fourth quarter?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think there’s no question that China, a lot of the expectations for growth in China were overblown. And I think what we’re seeing in China is coming back to a more normal expectation for growth in China. That said, there’s growth in China. We were negative in China in the quarter. I think those were - I know those were - more client-specific than industry. And you’re correct: local businesses have had an impact on the pullback in that. Our multinationals in China will continue to spend in China. But local businesses are something that we have to focus on. And there, those are very much project-oriented.

The good news is in Australia. We saw very strong impact in the third quarter, particularly at R/GA, which is, again, one of those digital-type project-based businesses, where we see, when we win them and the clients pull the trigger, it has a very positive impact on our business. And I think that’s what we’re going to be seeing. Also, we saw a strong, we saw strength in Singapore last quarter, and this quarter, we haven’t seen such strength. And remember, our comps were much, a little more difficult from last year.

But the tone in China is more realistic than the high growth. And I think you’re right to focus on local, which is why we’ve added - for example, McCann, we added a lot of new talent in China, too, and the same in FCB, to focus on local markets.

Mr. Janedis:
Anything on India, and also on the project side?

Mr. Roth:
India, historically, India has been one of our stronger markets. I think you have to look at India as being very client-specific. Again, it’s not that large, but it’s one of our stronger markets. And in particular, we were cycling and had some negative impact on clients in India. I don’t think it’s an overall industry or economic issue, it’s very client-specific to us. Frankly, we lost a client in India, and we’re seeing the impact of that.

Mr. Janedis:
Any more color on the project side, Michael? Back to my question before, it feels like we tend not to hear much about projects in 2Q and 3Q. And so, is there any kind of read on a going forward basis into 4Q, meaning is it more confidence that - I know you talked about it - but that some of the projects in 3Q actually get done in 4Q, or any kind of read for us to think about?

Mr. Roth:
Well, yes. Again, the reason we adjusted our numbers is because it’s hard to project when these projects are going to be going online and when clients are going to pull the trigger. And we, all of a sudden, didn’t get much smarter now than we were before on projects. Clients surprise us. When we put out our forecast in the second quarter, we had these projects ready to go, and that’s why we put out the numbers that we did. And clients just pulled back. So yes, you’re right, fourth quarter’s typically project-based businesses. But I think what we’re seeing is these large projects are all year long, not just the fourth quarter, and we’re dependent on the timing when clients are going to pull them onstream.

The good news is, take, for example, R/GA. R/GA had a lot of new business wins in the third quarter, and they will flow through. Now, whether they’ll flow through in the fourth quarter or in the first quarter of next year, we’re still mapping out. So I can’t really answer that question. But the good news is, they’re winning business, and the question of timing of that is something that is a little more difficult now given the project environment that we’re in.

Mr. Janedis:
Alright, thanks so much.

Mr. Roth:
Thank you, John.

Operator:
Thank you. Next, we have Peter Stabler of Wells Fargo.

Peter Stabler, Wells Fargo Securities:
Good morning. A couple, if I could. First, with Michael, I want to spend a minute on the marketing-services side. CMG is about 20% of your business. But when we look at the quarter, and we look back nine months, and then we look across the competitive set, it seems that, fairly obvious, that the marketing-services part of the puzzle appears to be under sustained pressure. So wondering if you could comment on whether you’re seeing secular changes in the appetite for those services and whether portfolio changes might be something that you consider? And then a follow-on on that would be, the call out of pass-through, we understand it. Have you contemplated maybe changing the types of contracts that you strike? Is that something of interest to you, where you become maybe less exposed to some of the volatility associated with these pass-throughs? Or is that not material to you? And then I’ve got one quick follow-up, thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me talk about pass-throughs because it’s a very relevant question. It sounds like every time we say this, it sounds like we’re being defensive about it. You’re right, we’ve been in the process over the last - Frank and the CMG team have been looking at contract changes, and some of them, frankly, some of the difference is as a result of changes in the contract. I have to point out - I know they’re all looking at me, and they don’t want me to say this, but I’ll tell you - next year, the accounting for these things is going to be different. And in fact, next year under the new accounting rules, which we will be implementing, we will be showing it net. Because that’s the way the rules dictate. So both - the answer is yes, we’re constantly looking at our contracts to change them to agency versus principal, and we’ve had some success with that. But more importantly, the accounting, I believe, next year will more probably reflect the net revenue and the impact.

Which is, again, why, when I say that we added in the 2% in the U.S. after pass-throughs, that’s the true measure of our business. And 2% is more consistent with what we’re seeing in the industry and what we were forecasting than the number that shows gross without adding back the impact of pass-throughs. So it’s confusing. We apologize for doing it both ways, but next year, we won’t be doing that. And you’re right, we are focusing on contracts.

With respect to CMG, Weber Shandwick, for the last I don’t know how many years, has beaten the entire industry and has been a key driver for our organic growth. And, as you know, this business is project-based business. And, frankly, it was disappointing to see, particularly at Weber Shandwick, a drop-off in that project business. And, all the reasons we were talking about project businesses before, apply to Weber Shandwick. I’ll let Frank add some detail to that since CMG reports up to Frank.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Peter, we don’t see a secular change. There has been a common theme in both Weber Shandwick and Golin, where existing clients are just cautious on their spend. And I think that goes back to the comments Michael made earlier. It is somewhat discretionary in the short term, but what we do works. It’s been a leading driver of growth for us for the past five years. We’ve got the most awarded PR agencies in the industry, so we’re just working our clients hard and trying to provide value, and we’re confident that the growth will come back when some of this caution starts to dissipate.

Mr. Roth:
Yes. And some of the government spending, it’s affected Weber Shandwick as well. And that you’ve read about, particularly in the healthcare side, and that was, that’s a perfect example of project-based businesses that are nice-sized businesses that for whatever reason, whether it be government pullback or the president or whatever you want to say, ended up and putting it and taking it off the shelf and not triggering it. So we saw an impact of that, particularly at Weber Shandwick.

Mr. Stabler:
So it sounds like PR was one of the primary drivers of weakness in CMG?

Mr. Roth:
Yes.

Mr. Stabler:
Okay, then one quick follow-up -

Mr. Roth:
By the way, let me just add, on the other side of that, Octagon had a very solid quarter, and they are not - although they’re part of CMG, they are performing very well.

Mr. Stabler:
Great. One quick follow-up. Just on the AOR concept. Just wondering whether you think, or whether you’re seeing, the appetite of clients to strike AOR-type relationships is changing in any way. If the overall industry is going more project-related, are you seeing an increase in the number of clients who want to engage your agencies on shorter-term contracts? And is that impacting your ability to forecast the business at all? Thanks so much.

Mr. Roth:
That’s, as usual, that’s a great question. There’s no question that there are clients out there that are viewing the AOR relationship a little differently and tend to be more project-based business than historically. The other side of that coin, we continue to have, particularly at McCann, very strong long-term relationships with large multinationals that require an AOR contract because of the breadth of offerings within McCann servicing those clients on a global basis. So those clients, obviously, the AOR relationship is critical, and we see that continuing. There may be some pullback in spending here and there, but the relationship with those clients, they’re 75 years old, and they continue to be very embedded into what the businesses are, But there are some projects within that that affect us.

What’s interesting is we are seeing - and it’s a good chance for me to talk about this open architecture - call it whatever you will - we use open architecture because we feel that by bringing all the different resources within IPG and not restructuring the entire company is a much more efficient and better way for us to meet the needs of the clients as they look to us for more services. That’s the opportunity. I have to tell you, the last few pitches that we’ve received, even when they start out as media RFPs, they’re looking for open-architecture solutions, where we can bring and put as a seat at the table other resources within IPG to help those clients. That’s where I think the opportunity is with respect to what our business is looking at. This is when we can bring in media, the data analytics, the insights, and then bring them to life with execution, with strong, creative opportunities, execution, experiential. This is the kind of stuff that when we’re sitting in the room on these pitches, and you bring all these different resources, this is what clients are looking for. They don’t have to do it on a piecemeal basis. And if we do a good job at it, we have tremendous opportunities here.

And again, it also ties into your questions about whether consulting firms can do this. Consulting firms have yet to be able to be in a position of providing all those different resources that we put at that table, whether it be media, whether it be experiential, whether it be the creative. Let’s not forget the value of our creative offerings. You have seen tremendous success at McCann, at FCB, at MullenLowe. All of these are very strong, powerful, creative offerings that clients still need. Where it’s distributed and how you distribute it needs the resources of all the different businesses that we bring to the table, but you still need that creative offering to bring light to the relationship between the brands and the consumers.

So I’m very bullish about our ability to bring those resources together. So if clients -yes, as some of them have gone to a project-based business, and we can compete head-to-head with anybody - but the overall relationship is one that I think really adds value to our clients. And when we do it right, frankly, it’s compelling.

Mr. Stabler:
Thanks for all the color, guys.

Mr. Roth:
Thank you.

Operator:
Thank you. Next, we have Ben Swinburne of Morgan Stanley. Your line is open.

Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning. One for Michael; one for Frank. Michael, can you talk - I think we’ve beaten marketing services, projects, to death a bit, so I just want to turn to the media business. Why do you think that business has (a) proven more resilient? And then can you give us any insight - you guys don’t report media as a segment - what is the growth of that business look like this year versus last year? Are you seeing some of the pressures you mentioned elsewhere in the business show up in some moderation? And any color you could give us on the outlook for media would be helpful. And then I have a cash flow quick question for Frank.

Michael Roth, Chairman of the Board and Chief Executive Officer:
The media business continues to be our best-performing business within our businesses. And it’s not by accident, because all the confusion - here it is, I’ll use my favorite term, “confusion” - all the confusion that’s out there in the marketplace needs an independent view of where clients should spend their money, whether it be in digital, whether it be in TV, whether it be in experiential. And the insights in data analytics that our media businesses bring to that table are incredible.

I’ve sat in on a number of the pitches that we’ve been involved in, and I just sit there and listen to the insights and the capabilities that we bring to some of the most sophisticated marketers in the world. And they are looking for that. And that’s why we’re seeing an uptick in media

RFPs, because they realize that the only place that they can get those, that type of insight and capabilities, are from our types of businesses and our media businesses.

And that’s why I think we’ve invested significantly in the data analytics. As you know, we made a commitment at the beginning of the year to bring a good part of that data analytics into IPG so it’s available across all of our agencies, not just the media side. And that’s working well. Cadreon and Reprise are doing tremendous in terms of digital growth and insights. And when we win these businesses, we win it because of the tools and resources that we bring to the table. So, yes, media is where all the action is happening right now, and we bring in the insights, the digital capabilities, on a regular basis, and it’s proven that we are best-in-class. And we beat a number of our competitors, obviously, in this arena, given the new business wins that we’ve had on the media side.

There is pressure, if you will, on the media side with respect to pricing, in that there’s no question that there are some competitors out there that view getting into the media business as an opportunity to get into the other sides of the business. And, therefore, they’re willing to do what I call irrational acts on some of the pricing. But the sophisticated clients that we have know that that’s not a long-term solution in terms of how they handle their media business. And we emphasize that. And so media is a very strong horse for us driving our business.

Mr. Swinburne:
Thank you. And, Frank, you commented a little bit on this in your prepared remarks, but can you talk about the drivers of the working capital drag increase this year versus last year, how you’re managing that? We saw the same, at least directional, trend in Omnicom. They talked a bit about pressure on collections or execution on collections, but any comment you can give us to help us understand what has been a trend, I think, across the holding companies now for kind of a year plus, which is the working capital or cash conversion out of EBITDA, would be interesting.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Ben, the working capital is volatile, and it’s driven by our media business, Ben. And normally, in a normal year, it’s usually a use of cash for three quarters, and then in the fourth quarter, we generate significant cash. In 2016, you had the Olympics in the third quarter, so a lot of the fourth-quarter media spend was pulled forward, so that resulted in significant cash generation. For this quarter, we’re seeing the normal volatility. We expect our debt levels at the end of the year to be consistent with last year.

So is there a change out there in payment terms? No. We’re seeing pressure around it, but we manage it quite well. We’ve got rigorous controls to ensure we’re not going beyond what we believe are appropriate. We look at cash collection in cycles. I think we’ve been very efficient. We’ve got shared service centers around the globe that help that conversion be efficient. So we don’t see any change in the business model. I think clients are getting more sophisticated around how they pay us. Media owners are getting more sophisticated. But, again, we’re managing through that.

Mr. Roth:
I do want to add, we’ve been talking about getting to investment grade, and we always said one of the reasons investment grade was important to us was to have a commercial paper program. So we have that up and running. It’s a very effective way for us to handle the ups and downs in terms of cash requirements given the volatility on a quarter-to-quarter basis. And the commercial paper program is doing very well, and we expect to see that move forward as one of the tools we have to manage our cash flow. So I think we’re very well-positioned, both in terms of handling our maturities on the balance sheet, as well as handling the working capital ups and downs that Frank was talking to through all the different commercial paper programs and access to capital markets that we have.

Mr. Swinburne:
Okay, thank you both.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Next, we have Dan Salmon of BMO. Your line is open.

Daniel Salmon, BMO Capital Markets:
Hi, good morning, everyone. Michael, could I return to part of your prepared remarks where you spoke about the impact of new competition, particularly the IT services and consultants? And you noted that you continue to not see them in a material way in your new business activity. And then also followed it up to note that you won some new digital business head-to-head against a group of them. So could you just clarify that a little bit more? Is it a matter of not seeing them in core creative and media assignments, and that you are seeing them in emerging digital services? And then I’ve got a follow-up on that.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, the most logical place for them to grow is as an add-on to what is already there. They’re basically systems consolidators out there. And while they’re there, they bought digital experts - what they think are digital experts - to help them. And, frankly, sometimes they throw them in for nothing, because they want to make sure that they continue the relationship. So the digital part of it is where they have the best argument that they can add some CRM expertise. And that’s more where we see them.

On the creative side, they’ve made attempts to buy some creative agencies. Candidly, I think one of my competitors commented upon some of the agencies that they’ve bought. And I agree. I mean, the firepower that we have on the creative side of the business, and how it’s embedded in what we do, is going to be very difficult to unseat by these particular companies.

That said, that’s what we bring to the table when we compete with them. And we don’t see a lot of them, but if we’re going to see them, we see them more on the digital side than anywhere else. And we saw it in the case that I talked about. And given the firepower that Huge brings to the table, both on the digital side, creative side, as well as other areas of insights that we bring, we’re pretty comfortable in our ability to compete. R/GA, I might add, has also come up against them. And frankly - I think I mentioned this on the last call - there was one piece of business that we lost to one of them, and six months later, we got the business back, because they couldn’t deliver. So, yes, they are out there. They’re trying, and I understand it.

I have always said this: I think it’s better for those firms to partner with us than compete with us. I still am waiting for my phone call. But, look, I do believe that they have some expertise, they have some relationships with clients that are very strong. And if we were to work closely with them and bring in our firepower with theirs to meet the needs of the clients, it’s a pretty compelling offering. But, who knows what’s going to happen in the future? But right now, we’re pretty comfortable with our ability to compete with them head-to-head.

Mr. Salmon:
Okay. And then if I can just follow up on that. If I think of the components of organic growth, traditionally, that would be, obviously, new client wins and losses and the net impact there; increases in spend from current clients; but you’re always evolving your offering to meet the evolving needs of CMOs. My question is, I don’t know if we can quantify what that last portion is, but are these companies competing for that portion? More specifically, would you sound like we’re focused on digital, and those are the emerging services, but is that another way to approach this and sort of how you see them versus your business?

Mr. Roth:
Look, right now, it’s easier for them to focus on the digital side of the business. And again, it depends on which consultants you’re talking about. Take business transformation, because that’s really an area that - it’s a different consultancy. And, for example, R/GA and Huge have business transformation offerings that are very attractive. There, we come across the consultants more than we do on the pure digital side. But there, we are able to bring in from cradle to grave all the different issues that business transformation requires, whether it be new product deliveries, whether it be design capabilities, all of these things are within our capabilities, and we bring to the table. So that, again, I think consultants have an ability on the business transformation side because of the relationships they have with these clients, but we have relationships.

And you’re right, the CMO will be a depository, if you will, of all these different offerings, and everyone banging on their door in terms of what they can bring to the table, and where there is wealth. And we foster those relationships. And what we do is, with our clients, we constantly bring to them the various offerings that we have within IPG or the network, for example, that’s working with them, and the ability under the open architecture to bring in those resources to meet the needs of the clients. That’s what we have to do more of, and that’s why in these RFPs that we’re getting, they’re asking us to put forth what we can deliver. So, yes, the business is changing, but I’m very comfortable with what we have, whether it be through our global networks - McCann, FCB, MullenLowe - our digital capabilities and our media offerings. And then if you add PR to it, that’s a very, very impressive resource that you bring to the table.

Mr. Salmon:
Okay, great. Thank you.

Mr. Roth:
Thank you.

Operator:
Thank you. We have reached the bottom of the hour and the end of the call. I will turn it back to our speakers for closing thoughts.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, thank you very much, and we’ll see you at the end of the fourth quarter. Thank you.

Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended September 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$192.3	$(8.7)		$201.0
Provision for Income Taxes	42.5	1.7	$31.2	75.4
Effective Tax Rate	22.1%			37.5%
Equity in Net Loss of Unconsolidated Affiliates	(1.0)			(1.0)
Net Income Attributable to Noncontrolling Interests	(2.6)			(2.6)
Net Income Available to IPG Common Stockholders	$146.2	$(7.0)	$31.2	$122.0

Weighted-Average Number of Common Shares Outstanding - Basic	389.5			389.5
Dilutive effect of stock options and restricted shares	7.7			7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.2			397.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.38	$(0.02)	$0.08	$0.31
Diluted	$0.37	$(0.02)	$0.08	$0.31

[1] Includes losses on completed dispositions and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$377.2	$(20.9)		$398.1
Provision for Income Taxes	115.8	1.7	$31.2	148.7
Effective Tax Rate	30.7%			37.4%
Equity in Net Income of Unconsolidated Affiliates	0.1			0.1
Net Loss Attributable to Noncontrolling Interests	0.9			0.9
Net Income Available to IPG Common Stockholders	$262.4	$(19.2)	$31.2	$250.4

Weighted-Average Number of Common Shares Outstanding - Basic	391.2			391.2
Dilutive effect of stock options and restricted shares	7.4			7.4
Weighted-Average Number of Common Shares Outstanding - Diluted	398.6			398.6

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.67	$(0.05)	$0.08	$0.64
Diluted	$0.66	$(0.05)	$0.08	$0.63

[1] Includes losses on completed dispositions and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended September 30, 2016
	As Reported	Gain on Sale of Business	Adjusted Results [1]
Income Before Income Taxes	$196.3	$3.9	$192.4
Provision for Income Taxes	63.8		63.8
Effective Tax Rate	32.5%		33.2%
Equity in Net Income of Unconsolidated Affiliates	0.2		0.2
Net Income Attributable to Noncontrolling Interests	(4.1)		(4.1)
Net Income Available to IPG Common Stockholders	$128.6	$3.9	$124.7

Weighted-Average Number of Common Shares Outstanding - Basic	397.7		397.7
Dilutive effect of stock options and restricted shares	10.2		10.2
Weighted-Average Number of Common Shares Outstanding - Diluted	407.9		407.9

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.32	$0.01	$0.31
Diluted	$0.32	$0.01	$0.31

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2016
	As Reported	Net Losses on Sales of Businesses	Valuation Allowance Reversals	Settlement of Certain Tax Positions	Adjusted Results [1]
Income Before Income Taxes	$389.1	$(16.1)			$405.2
Provision for Income Taxes	91.9	0.4	$12.2	$23.4	127.9
Effective Tax Rate	23.6%				31.6%
Equity in Net Loss of Unconsolidated Affiliates	(1.6)				(1.6)
Net Income Attributable to Noncontrolling Interests	(4.7)				(4.7)
Net Income Available to IPG Common Stockholders	$290.9	$(15.7)	$12.2	$23.4	$271.0

Weighted-Average Number of Common Shares Outstanding - Basic	399.5				399.5
Dilutive effect of stock options and restricted shares	9.3				9.3
Weighted-Average Number of Common Shares Outstanding - Diluted	408.8				408.8

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.73	$(0.04)	$0.03	$0.06	$0.68
Diluted	$0.71	$(0.04)	$0.03	$0.06	$0.66

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.